Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS SECOND QUARTER 2017 RESULTS
DALLAS, TEXAS…August 7, 2017… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $196.5 million, or $1.70 per share, in the second quarter of 2017 compared to net income of $1.7 million, or $.01 per share, in the second quarter of 2016.  For the first six months of 2017, Kronos Worldwide reported net income of $233.3 million, or $2.01 per share, compared to a net loss of $2.1 million, or $.02 per share in the first six months of 2016.  We reported higher net income in the 2017 periods as compared to the 2016 periods in part due to higher income from operations in 2017 resulting from the favorable effects of higher average selling prices, higher sales and production volumes and lower raw materials and other production costs.   In addition, our results in the 2017 periods include the recognition of a non-cash deferred income tax benefit as a result of a net decrease in our deferred income tax asset valuation allowance related to our German and Belgian operations, as discussed below.

Net sales of $441.4 million in the second quarter of 2017 were $85.3 million, or 24%, higher than in the second quarter of 2016.  Net sales of $811.2 million in the first six months of 2017 were $136.7 million, or 20%, higher than in the first six months of 2016.  Net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  The Company's average TiO2 selling prices were 20% higher in the second quarter of 2017 as compared to the second quarter of 2016 and were 19% higher in the first six months of the year as compared to the same prior year period.  The Company's average selling prices at the end of the second quarter of 2017 were 8% higher than at the end of the first quarter of 2017, and were 12% higher than at the end of 2016, with higher prices in all major markets.  TiO2 sales volumes in the second quarter of 2017 were 6% higher as compared to the same period in 2016 due to higher sales in the North American and European markets, partially offset by lower sales in the Latin American market. TiO2 sales volumes in the first six months of 2017 were 5% higher than the same period in 2016 due to higher sales in the North American and export markets, partially offset by lower sales in the Latin American market.  Kronos' sales volumes in the second quarter and first six months of 2017 set a new overall record for a second quarter and first-six-month period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $8 million in the second quarter 2017 and approximately $15 million in the first six months of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2017 was $73.7 million as compared to $13.4 million in the second quarter of 2016.  For the year-to-date period, the Company's segment profit was $130.2 million as compared to $17.2 million in the first six months of 2016.  Segment profit increased in the 2017 periods primarily due to higher average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs.  Kronos' TiO2 production volumes were 8% higher in the second quarter and 9% higher in the first six months of 2017 as compared to the same periods in 2016.  We operated our production facilities at an overall average capacity utilization rates of 100% in the first six months of 2017 (approximately 100% of practical capacity in the first and second quarters) compared to approximately 96% in the first six months of 2016 (97% and 95% in the first and second quarters of 2016, respectively).  Fluctuations in currency exchange rates also affected segment profit comparisons, which decreased segment profit by approximately $5 million in the second quarter and by approximately $13 million in the year-to-date period.

The Company's net income before interest, taxes, depreciation and amortization ("EBITDA") (see description of non-GAAP information below) in the second quarter of 2017 was $80.3 million compared to EBITDA of $21.3 million in the second quarter of 2016.  For the first six months of 2017, the Company's EBITDA was $142.9 million compared to $31.4 million in the first six months of 2016.

Other operating income, net in the first six months of 2016 includes an insurance settlement gain of $3.4 million ($2.6 million, or $.02 per share, net of income tax expense) related to a 2014 business interruption claim, of which $1.4 million ($1.0 million, or $.01 per share, net of income tax expense) was recognized in the second quarter.

The Company's income tax benefit in the first six months of 2017 includes a non-cash deferred income tax benefit of $162.6 million ($1.40 per share) as a result of a net decrease in our deferred income tax asset valuation allowance related to our German and Belgian operations ($157.6 million or $1.36 per share recognized in the second quarter).  The Company's income tax expense in the second quarter and first six months of 2016 includes a non-cash deferred income tax expense of $2.9 million ($.02 per share) as a result of a net increase in our deferred income tax asset valuation allowance related to our German and Belgian operations.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as our new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines EBITDA as net income before income taxes, interest expense and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2017	2016	2017

Net sales	$356.1	$441.4	$674.5	$811.2
Cost of sales	300.6	311.6	578.6	578.0

Gross margin	55.5	129.8	95.9	233.2

Selling, general and administrative expense	45.0	52.6	86.1	99.4
Other operating income (expense):
Currency transactions, net	1.9	(3.5)	4.2	(3.7)
Other income (expense), net	1.0	(.1)	3.2	-
Corporate expense	(2.9)	(3.5)	(7.0)	(7.7)

Income from operations	10.5	70.1	10.2	122.4

Other income (expense):
Trade interest income	-	.1	-	.1
Other interest and dividend income	.2	-	.4	.2
Interest expense	(5.1)	(4.8)	(10.2)	(9.5)

Income before income taxes	5.6	65.4	.4	113.2

Income tax expense (benefit)	3.9	(131.1)	2.5	(120.1)

Net income (loss)	$1.7	$196.5	$(2.1)	$233.3

Net income (loss) per basic and diluted share	$.01	$1.70	$(.02)	$2.01

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	149	157	287	300
Production volumes	131	141	262	286

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2017	2016	2017

Segment profit	$13.4	$73.7	$17.2	$130.2

Adjustments:
Trade interest income	-	(.1)	-	(.1)
Corporate expense	(2.9)	(3.5)	(7.0)	(7.7)

Income from operations	$10.5	$70.1	$10.2	$122.4

RECONCILIATION OF EBITDA TO NET INCOME
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2017	2016	2017

EBITDA	$21.3	$80.3	$31.4	$142.9

Adjustments:
Depreciation and amortization expense	(10.6)	(10.1)	(20.8)	(20.2)
Interest expense	(5.1)	(4.8)	(10.2)	(9.5)
Income tax benefit (expense)	(3.9)	131.1	(2.5)	120.1

Net income (loss)	$1.7	$196.5	$(2.1)	$233.3

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2017 vs. 2016	2017 vs. 2016

Percentage change in sales:
TiO2 product pricing	20%	19%
TiO2 sales volumes	6	5
TiO2 product mix/other	-	(2)
Changes in currency exchange rates	(2)	(2)

Total	24%	20%